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EXHIBIT 99.1

                                  RISK FACTORS


In evaluating the Company and its business, prospective investors should consider carefully the following risk factors in addition to the other information contained herein. Statements in this Quarterly Report on Form 10-Q contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the following risk factors.

CONCENTRATION OF REVENUES

         The Company has in the past derived, and may in the future derive, a significant portion of its revenues from a relatively limited number of major clients. During fiscal 1998 the Company had one client that individually accounted for 9% of its net revenues. During fiscal 1999, the Company had two clients that individually accounted for 15% and 10% of its net revenues. During the first six months of fiscal 2000, the Company had one client that individually accounted for 17% of its net revenues. From quarter to quarter, revenues from one or more individual clients may exceed 10% of the Company's revenues for the quarter. There can be no assurance that the Company's major clients will continue their relationships with the Company and be a significant source of revenue for the Company or that they will not terminate major projects at any given time. Any unanticipated termination of a major project or the loss of any one of the Company's large clients will have a material adverse effect on the Company's business, financial condition and results of operations.

VARIABILITY OF QUARTERLY OPERATING RESULTS

         The Company has experienced and may in the future continue to experience fluctuations in its quarterly operating results. Factors that may cause the Company's quarterly operating results to vary include the number of active client projects, the requirements of client projects, the termination of major client projects, the loss of major clients, the timing of new client engagements and the timing of personnel cost increases. Certain of these factors may also affect the Company's personnel utilization rates, which may cause further variation in quarterly operating results. The timing of revenues is difficult to forecast because the Company's sales cycle is relatively long and the Company's services are impacted by both the financial condition and management decisions of its clients and general economic conditions. Because a high percentage of the Company's expenses are relatively fixed at the beginning of any period and the Company's general policy is to not adjust its staffing levels based upon what it views as short-term circumstances, a variation in the timing, initiation or completion of client assignments, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter to quarter and could result in losses for any particular period. In addition, many of the Company's engagements are, and may be in the future, terminable by its clients without penalty. A termination of a major project could require the Company to maintain under utilized employees, resulting in a higher than expected percentage of unassigned professionals, or to terminate the employment of excess personnel. Due to all of the foregoing factors, there can be no assurance that the Company's results of operations will not be below the expectations of investors for any given fiscal period.

CONTROL BY CHIEF EXECUTIVE OFFICER; ELECTION OF FUTURE CHIEF EXECUTIVE OFFICERS

         All employee-stockholders of the Company have granted a proxy to vote their shares of Class B Common Stock to the person holding the position of Chief Executive Officer of the Company. Accordingly, as of September 30, 1999, the Company's current Chief Executive Officer controlled (including Class A Common Stock owned by such individual) approximately 61.37% of the voting rights of the outstanding Common Stock of the Company and will have the voting power to elect the Company's entire Board of Directors and to approve all matters requiring stockholder approval. In addition, an agreement among the Company and the Partners requires that the Company's Chief Executive Officer be selected from the Partners. This significantly limits the number of qualified persons that may be considered for such office. Accordingly, there can be no assurance that the Company will be successful in attracting future persons who are qualified to serve as the Company's Chief Executive Officer and the inability to attract such persons could have a material adverse effect on the Company's business, financial condition and results of operations.




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RELIANCE ON KEY PERSONNEL; RECRUITMENT AND RETENTION OF PROFESSIONALS IN HIGHLY
COMPETITIVE E-COMMERCE BUSINESS

         The Company's success depends upon the continued service of its key executive officers and its ability to attract, retain and motivate highly skilled professionals at all levels. As a result of the rapid growth of the Internet and related e-commerce business, there is intense competition for employees who have strategic, technical or creative experience relating to the Internet. The Company cannot be certain that it will be successful in hiring a sufficient number of highly skilled employees in the future, or that it will be successful in retaining, training and motivating the employees the Company hires. The loss for any reason of a key executive officer or a number of the Company's client-serving professionals or the inability to attract qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

ABSENCE OF LONG-TERM CONTRACTS

         The Company's clients are generally able to reduce or cancel their use of the Company's professional services without penalty and with little or no notice. As a result, the Company believes that the number of clients or the number and size of its existing projects are not reliable indicators or measures of future revenue. The Company has in the past provided, and is likely in the future to provide, services to clients without a long-term agreement. When a client defers, modifies or cancels a project, the Company must be able to rapidly deploy its professionals to other projects in order to minimize the underutilization of employees and the resulting adverse impact on operating results. In addition, the Company's operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. For example, during the last quarter of fiscal 1996 and the first quarter of fiscal 1997, the Company's then two largest clients terminated projects with the Company, which together with the increase in the Company's operating expenses caused by the Company's expansion, resulted in a net loss for the first six months of fiscal 1997 of approximately $1.1 million. Any unanticipated termination, significant reduction or modification of its business relationships with any of its significant clients or with a number of smaller clients could have a material adverse effect on the Company's business, financial condition and results of operations.


MANAGEMENT OF GROWTH; INCREASED OPERATING EXPENSES

         The Company has been experiencing a period of substantial growth that has placed, and is anticipated to continue to place, a strain on the Company's financial and other resources. During fiscal 1998 and the first six months of fiscal 2000, the size of the Company's employee base more than doubled, increasing from 223 to 479 full-time employees. Further increases are anticipated in the future, either by means of organic growth or through the acquisition of select companies that meet the Company's acquisition criteria. To support the growth of its business, the Company has expanded its level of operations every fiscal year. The Company's ability to manage the growth of its professional staff will require it to continue to improve its operational, financial and other internal systems, and to train, motivate and manage its employees. If the Company's management is unable to manage growth effectively and new employees are unable to achieve anticipated performance levels, if revenues do not continue to increase sufficiently to cover the Company's expanded level of operations and increased operating expenses, and if the Company is unable to successfully integrate any newly acquired businesses, the Company's business, financial condition and results of operations could be adversely affected.


FAILURE TO MEET CLIENT EXPECTATIONS OR DELIVER ERROR-FREE SERVICES COULD RESULT IN LOSSES AND NEGATIVE PUBLICITY

         Because many of the Company's projects are critical to its clients, a failure or inability of the Company or one of its subcontractors to meet a client's expectations could damage the Company's reputation and adversely affect its ability to attract new business. In particular, the Company's client engagements in its Diamond Marketspace Solutions business involve the creation, implementation and maintenance of eBusiness systems and other applications that can be critical to the clients' businesses. Any defects or errors in these applications or failure to meet clients' expectations could result in delayed or lost revenues due to adverse client reaction, requirements to provide additional services to a client at no charge, and claims for substantial damages against the Company regardless of the Company's responsibility for such failure.

         The Company's contracts generally limit its liability for damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to the Company's clients. However, there can be no assurances that these contractual provisions will protect the Company from liability for damages in the event it is sued. In addition, the Company's general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of any such large claim against the Company could have material adverse affect on the Company's business, financial condition and operating results.



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inception through September 30, 1999, the Company has written off accounts receivable totaling approximately $3.6 million which it could not collect.



PROTECTION OF INTELLECTUAL PROPERTY

         The Company's success depends, in part, on its proprietary methodologies and other intellectual property rights. It relies on a combination of non-disclosure and other contractual agreements, and copyright and trademark laws to protect its proprietary rights. The Company enters into confidentiality agreements with its employees, requires that its clients enter into such agreements, and limits access to and distribution of its proprietary information. There can be no assurance that the steps taken by the Company will be adequate to deter misappropriation of its proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

         The Company's business involves the development of e-commerce business solutions, or killer apps, for specific client engagements. Ownership of such intellectual property is the subject of negotiation and is frequently assigned to the client, although the Company generally retains the right to use any intellectual property that is developed during a client engagement that is of general applicability and is not specific to the client's project. Issues relating to the ownership of and rights to use intellectual property developed during the course of a client engagement can be complicated and there can be no assurance that clients will not demand assignment of ownership or restrictions on the Company's use of the work which we produce for clients in the future or that disputes will not arise that affect the Company's ability to resell or reuse such intellectual property.


RAPID TECHNOLOGICAL ADVANCES

         The Company's success will depend in part on its ability to develop e-commerce business services which keep pace with continuing changes in the Internet and related technology, evolving industry standards, IT and client preferences. Among the Company's challenges in this area are the needs to continue to develop its strategic and technical experience, develop new services that meet changing customer needs and effectively use leading technologies. There can be no assurance that the Company will be successful in addressing these developments on a timely basis or that, if addressed, the Company will be successful in the marketplace. The Company's delay in addressing or failure to address these developments could have a material adverse effect on the Company's business, financial condition and results of operations.

THE INTERNET PROFESSIONAL SERVICES MARKET IS HIGHLY COMPETITIVE

         The e-commerce business services market is relatively new, includes a large number of participants, is subject to rapid changes and is highly competitive. The Company competes with, and faces potential competition for client assignments and experienced personnel from, a number of companies that have significantly greater financial, technical and marketing resources, greater name recognition, and greater revenues than the Company. The Company believes that the principal competitive factors in the segment of the consulting industry in which the Company competes include scope of services, service delivery approach, technical and industry expertise, perceived value, objectivity and results orientation. The Company believes that its ability to compete also depends in part on a number of competitive factors outside of its control, including the ability of its competitors to hire, retain and motivate senior project managers, the price at which others offer comparable services, and the extent of its competitors' responsiveness to customer needs. There can be no assurance that the Company will be able to compete successfully with its competitors in the future.

         There are relatively low barriers to entry into the e-commerce business services market. In addition, the Company does not own any patented technology that inhibits competitors from entering that market or providing services similar to ours. As a result, new and unknown market entrants could pose a threat to the Company's business. Current or future competitors may develop or offer services that are comparable or superior to the Company's at a lower price, which could significantly decrease its revenues.


POSSIBLE VOLATILITY OF STOCK PRICE

         The Class A Common Stock of the Company has been listed on the Nasdaq National Market since February 1997. The closing market price of the Class A Common Stock has experienced variations, ranging from a high of $53.63 to a low of $3.83 (each as adjusted for a 3-for-2 stock split effective November 1, 1999), and there can be no assurance that the market price of the Class A Common Stock will not experience fluctuations in the future or will not fall below such levels. The market price of the Class A Common Stock could be subject to wide fluctuations in



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response to quarterly variations in operating results, changes in earnings estimates by analysts, announcements of new contracts or service offerings by the Company or its competitors, general economic or stock market conditions unrelated to the Company's operating performance or other events or factors.

LIQUIDITY

         The Company was not profitable in the first two quarters of fiscal 1997. While the Company has been profitable since the third quarter of fiscal 1997, there can be no assurance that the Company will continue to be profitable in the future. The Company believes that existing cash resources, the amounts available under its revolving line of credit and cash generated from operations will be sufficient to satisfy its operating cash needs for at least the next 12 months. Any future decreases in its operating income, cash flow, or stockholders' equity may impair the Company's future ability to raise additional funds to finance operations. There can be no assurance that the Company will in the future maintain adequate liquidity to support its operations.